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                                                                    EXHIBIT 99.6

                              EMPLOYMENT AGREEMENT
                              --------------------


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the ____ day of August, 1997, by and between System Software Associates, Inc., a Delaware corporation (the "Employer"), and Roger E. Covey (the "Executive").

                                    RECITALS
                                    --------

     A. The Executive is currently serving as Chairman and Chief Executive Officer of the Employer.

     B. The Employer desires that the Executive continue to provide services for the benefit of the Employer and the Executive desires to accept such continued employment with the Employer.

     C. The Employer and the Executive acknowledge that the Executive is, and will continue to be, a member of the senior management team of the Employer and, as such, will participate in implementing the Employer's business plan.

     NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

     1. Employment. The Employer shall continue to employ the Executive as its Chairman and Chief Executive Officer, and the Executive hereby accepts such continued employment on the following terms and conditions.

     2. Duties. The Executive shall work for the Employer in a full-time capacity. The Executive shall, during the term of this Agreement, continue to have the duties, responsibilities, powers, and authority customarily associated with the position of Chairman and Chief Executive Officer. The Executive shall report to, and follow the directions of, the Board of Directors of the Employer (the "Board"). In discharging his obligations during the term of this Agreement, the Executive shall diligently, competently, and faithfully perform his duties, and shall devote his entire business time, energy, attention, and skill to the performance of duties for the Employer and will use his best efforts to promote the legitimate business interests of the Employer. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, religious, civic, or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Employer in accordance with this Agreement.
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3.   Compensation.

     A. Salary. The Employer shall pay the Executive an annual salary of $600,000 (the "Base Salary"), payable in substantially equal periodic installments in accordance with the Employer's payroll policy from time to time in effect. The Base Salary shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or by agreement with, or consent of, the Executive. Increases to the Base Salary shall be made following an annual salary review, the first of which shall take place in or around October, 1997, and all subsequent reviews shall occur in or around October of each year thereafter. The Base Salary shall not be reduced, and the term Base Salary shall refer thereafter to the Base Salary, as it may be increased from time to time. Notwithstanding anything herein to the contrary, the Executive's Base Salary and additional benefits and other forms of compensation shall at all times be no less than the salary and additional benefits and other forms of compensation paid to any other officer or employee of the Employer.

     B.   Supplemental Payments and Bonuses.

          (1) The Executive, in consideration of the benefit described in this subparagraph (1) and in order to be able to grant additional options to the Employer's key management employees and thereby enhance the Employer's long-term prospects for success, previously surrendered options to purchase 200,000 shares of the Company's common stock, $0.01 par value (the "Common Stock"). Such options were priced to the Executive at an exercise price of $4.62 per share under one or more of the Employer's stock option plans. Subsequent to such surrender, and upon stockholder approval of an amendment to the Employer's Long-Term Incentive Plan authorizing additional shares to be made available under such plan, the Employer granted the Executive an option to purchase 200,000 shares of Common Stock at 7-13/16, the fair market value of the Common Stock on the date of grant. To make the Executive whole for such surrender and regrant, the Company shall pay the Executive, on the third anniversary of the date hereof, an amount equal to $638,500, plus the earnings that would have accrued thereon from the date hereof to the day immediately preceding the date of payment, compounded annually based upon the 3-year Treasury Bill rate in effect on the date hereof.

               (2) The Executive has agreed to surrender 100,000 shares of Common Stock pursuant to the terms of a proposed settlement agreement relating to a pending litigation matter. On the date the Executive surrenders such shares, the Employer shall determine the closing sales price of the Common Stock on such date as reported on the Nasdaq National Market System. An amount equal to the product of 100,000 and such closing sales price shall be paid to the Executive on the third anniversary of the date hereof, along with the earnings that would have accrued thereon from the date of surrender to the day immediately preceding

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          the date of payment, compounded annually based upon the 3-year
          Treasury Bill rate in effect on the date of surrender.

               (3) The Employer shall pay the Executive a bonus for the Employer's 1997 fiscal year in an amount equal to $200,000, such bonus to be paid to the Executive in a single sum on the last day of the 1997 fiscal year.


          C. Stock Option Grant. The Employer shall grant the Executive on the date hereof incentive stock options (in accordance with Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) and nonqualified stock options under the Employer's Long-Term Incentive Plan to purchase 200,000 shares of the Employer's common stock. The stock options shall be granted at an exercise price equal to the fair market value of such common stock on the date hereof, and shall become exercisable ratably over five
     (5) years. The stock options granted hereunder shall expire by their terms no later than ten (10) years from the date of their grant. The stock options granted hereunder shall be treated as incentive stock options under
     Section 422 of the Code, to the extent permitted thereby, and, to the extent limited by Section 422 of the Code, the remaining portion of the stock options granted hereunder shall be treated as nonqualified stock options.

          D. Incentive Bonus. The Executive shall participate in an annual bonus program, which program shall provide the Executive with an opportunity to achieve a targeted bonus equal to fifty percent (50%) of his Base Salary. The actual terms and conditions of the annual bonus program shall be established by the Employer, shall be memorialized in a written document to be prepared by the Employer and which will be incorporated herein by reference, and shall be based upon an annual bonus being granted hereunder if the Employer achieves specified quarterly and annual earnings targets and if the Executive achieves specified personal management objectives.

          E. Other Benefits. During the term of this Agreement, the Employer shall:

               (1) include the Executive in any life insurance, disability insurance, medical, prescription, dental or health insurance (including dependent coverage), savings, vacation, pension, profit sharing and retirement plans and other benefit plans or programs (including, if applicable, any excess benefit or supplemental executive retirement plans) maintained by the Employer for the benefit of its executives; and

               (2) include the Executive in such additional benefits and perquisites as the Employer may establish from time to time that are commensurate with his position and at least comparable to those received by other executives of the Employer.

     4. Expenses. The Employer shall reimburse the Executive for all reasonable business expenses, provided the Executive submits paid receipts or other documentation in

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accordance with the Employer's reimbursement policies hereto in effect and as required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Code.

     5. Termination. This Agreement shall terminate upon the first to occur of the following events:

          A. Upon the Executive's death or the date the Executive is given written notice from the Employer stating that the Board has determined the Executive to be disabled. For purposes of this Agreement, the Board may deem the Executive to be disabled only if the Executive, as a result of illness or incapacity, shall be unable to perform substantially his required duties for a period of four (4) consecutive months or for any aggregate period of six (6) months in any twelve (12) consecutive month period. A termination of the Executive's employment by the Employer for disability shall be communicated to the Executive by written notice and shall be effective on the thirtieth (30th) calendar day after receipt of such notice by the Executive, unless the Executive returns to full-time performance of his duties before such thirtieth (30th) calendar day.

          B. On the date the Employer provides the Executive with written notice that he is being terminated for "Cause." For purposes of this Agreement, the Executive shall be deemed terminated for Cause if the Employer terminates the Executive after the Executive:

               (1) shall have been convicted of any felony including, but not limited to, a felony involving fraud, theft, misappropriation, dishonesty, or embezzlement;

               (2) shall have committed willful acts that materially impair the goodwill or business of the Employer or cause material damage to its property, goodwill, or business; or

               (3) shall have refused to, or willfully failed to, perform his material duties hereunder.


     No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Employer. A termination of the Executive's employment for Cause shall be effected in accordance with the following procedures. The Employer shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Board Meeting for Cause. The "Board Meeting for Cause" means a meeting of the Board at which the Executive's termination for Cause will be considered, that takes place not less than ten (10) and not more than twenty (20) business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Board Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Board Meeting for Cause by a two-thirds vote of the entire membership of the Board, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for

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Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Board Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Board Meeting for Cause by a two-thirds vote of the entire membership of the Board, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause, and that such conduct constitutes Cause under this Agreement.

     C. On the date the Executive terminates his employment for "Good Reason." For purposes of this Agreement, "Good Reason" means:

          (1) the assignment to the Executive of any duties inconsistent in any respect with Paragraph 2 of this Agreement, or any other action by the Employer that results in a diminution in the Executive's position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Employer after receipt of notice thereof from the Executive;

          (2) any requirement by the Employer that the Executive's services be rendered primarily at a location or locations other than within the greater Chicago metropolitan area and for other than a de minimis period of time;

          (3) any breach of this Agreement by the Employer that is not remedied by the Employer promptly after receipt of notice thereof from the Executive;

          (4) any failure by the Employer to comply with any provision of Paragraph 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Employer promptly after receipt of notice thereof from the Executive;

          (5) any purported termination of the Executive's employment by the Employer for a reason or in a manner not expressly permitted by this Agreement; or

          (6) the resignation by the Executive following a "Change in Control." A "Change in Control" shall be deemed to occur on the earliest of (a) the acquisition by any entity, person, or group of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 30% of the outstanding capital stock of the Employer entitled to vote for the election of directors ("Voting Stock"); (b) the commencement by any entity, person, or group (other than the Employer or a subsidiary of the Employer) of a tender offer or an exchange offer for more than 30% of the outstanding Voting Stock of the Employer; (c) the effective time of (1) a merger or consolidation of the Employer with one or more corporations as a result of which the holders of the outstanding Voting Stock of the Employer immediately prior to such merger hold less than 80% of the Voting Stock of the surviving or resulting corporation, or

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     (2) a transfer of substantially all of the property or assets of the
     Employer other than to an entity of which the Employer owns at least 80% of the Voting Stock; and (d) the election to the Board, without the recommendation or approval of the incumbent Board, of the lesser of (1) three directors, or (2) directors constituting a majority of the number of directors of the Employer then in office.

     A termination of employment by the Executive for Good Reason shall be effectuated by giving the Employer written notice ("Notice of Termination for Good Reason") of the termination within three (3) months (six (6) months in the event of a Change in Control) of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Employer that constitutes Good Reason and the specific provisions of this Agreement on which Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth (5th) business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than thirty (30) business days after the notice is given).

          D. On the date the Executive terminates his employment for any reason, other than a reason set forth in Paragraph 5C, provided that the Executive shall give the Employer sixty (60) days written notice prior to such date of his intention to terminate this Agreement.

          E. On the date the Employer terminates the Executive's employment for any reason, other than a reason set forth in Paragraph 5B, provided that the Employer shall give the Executive sixty (60) days written notice prior to such date of its intention to terminate this Agreement.

     6. Compensation Upon Termination. If Executive's services are terminated pursuant to Paragraph 5, the Executive shall be entitled to his Base Salary through his final date of active employment, plus any accrued but unused vacation/time off pay. Additionally, if the Executive's services are terminated pursuant to Paragraphs 5A, 5C or 5E, the Executive or, in the case of his death, his designated beneficiary (or, if there is no such beneficiary, the Executive's spouse or, if there is no spouse, his estate or legal representative) shall be entitled to severance pay, payable over an eighteen (18) month period, in an amount equal to 1.5 times his Base Salary. The Executive also shall be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) (for which the Employer shall be obligated to pay all premiums and other costs associated with such COBRA continuation coverage), or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Employer and to which the Executive is a party or in which the Executive is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable.

     7. Notices. Any and all notices required in connection with this Agreement shall be deemed adequately given only if in writing and (a) personally delivered, or sent by first class, registered or certified mail, postage prepaid, return receipt requested, or by recognized overnight

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courier, (b) sent by facsimile, provided a hard copy is mailed on that date to the party for whom such notices are intended, or (c) sent by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be delivered to the address required by this Agreement; (b) the date delivery shall have been refused at the address required by this Agreement; (c) with respect to notices sent by mail or overnight courier, the date as of which the Postal Service or overnight courier, as the case may be, shall have indicated such notice to be undeliverable at the address required by this Agreement; or (d) with respect to a facsimile, the date on which the facsimile is sent and receipt of which is confirmed. Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed to his residence in the case of the Executive, or to its principal office in the case of the Employer.

     8. Waiver of Breach. A waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver or estoppel of any subsequent breach. No waiver shall be valid unless in writing and signed by the party to be charged.

     9. Entire Agreement. This Agreement sets forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless in writing and signed by the Employer and the Executive. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be.

     10. Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.

     11. Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

     12.  Successors.

          A. This Agreement is personal to the Executive and, without the prior written consent of the Employer, shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          B. This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns.

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          C.  The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would have been required to perform it if no such succession had taken place. As used in this Agreement, "Employer" shall mean both the Employer as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

     13. Recitals. The recitals to this Agreement are incorporated herein as an integral part hereof and shall be considered as substantive and not precatory language.

     14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without reference to its conflict of law provisions.

     IN WITNESS WHEREOF, the parties have set their signatures on the date first written above.


SYSTEM SOFTWARE
ASSOCIATES, INC.


By:__________________________________    ______________________________________
Its:_________________________________    ROGER E. COVEY

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